Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2020 with respect to the financial statements of CareCloud Corporation for the years ended December 31, 2019 and 2018 included in the Form 8-K of CareCloud, Inc. (formerly MTBC, Inc.) which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Wojeski & Company, CPAs, P.C.

Albany, New York

April 7, 2021